Free Writing Prospectus

Filed Pursuant to Rule 433

Registration Statement No. 333-203664

XCEL ENERGY INC.

(a Minnesota corporation)

$250,000,000 1.20% SENIOR NOTES, SERIES DUE JUNE 1, 2017

$250,000,000 3.30% SENIOR NOTES, SERIES DUE JUNE 1, 2025

Issuer:	Xcel Energy Inc. (a Minnesota corporation)

Issue Format:	SEC Registered

Expected Ratings*:	A3/BBB+/BBB+ (Moody’s/Standard & Poor’s/Fitch)

Security Type:	Senior Notes

Pricing Date:	May 27, 2015

Settlement Date:	June 1, 2015 (T+3)

Interest Payment Dates:	Semi-annually on June 1 and December 1, commencing December 1, 2015

	2017 Bonds	2025 Bonds

Principal Amount:	$250,000,000	$250,000,000

Maturity Date:	June 1, 2017	June 1, 2025

Reference Benchmark:	0.625% due May 31, 2017	2.125% due May 15, 2025

Benchmark Price:	99-30	99-25

Benchmark Yield:	0.656%	2.149%

Re-offer Spread:	+58 bps	+120 bps

Re-offer Yield:	1.236%	3.349%

Coupon:	1.20%	3.30%

Price to Public:	99.929%	99.587%

Net Proceeds to Issuer:	$249,072,500 (before transaction expenses)	$247,342,500 (before transaction expenses)

Make-Whole Call:	At any time, T+10 bps	Prior to December 1, 2024 (the par call date), T+20 bps (calculated to the par call date)

Par Call:	None	On or after December 1, 2024, at par

Minimum Denominations:	$1,000	$1,000

CUSIP/ISIN:	98389BAQ3 / US98389BAQ32	98389BAR1 / US98389BAR15

Joint Book-Running Managers:	Barclays Capital Inc. J.P. Morgan Securities LLC Merrill Lynch, Pierce, Fenner & Smith Incorporated

Co-Manager:	CIBC World Markets Corp.

*Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Barclays Capital Inc. toll free at 1-888-603-5847, J.P. Morgan Securities LLC collect at 212-834-4533 or Merrill Lynch, Pierce, Fenner & Smith Incorporated toll free at 1-800-294-1322.